Exhibit 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT:
September 27, 2012	CHRISTINE M. RUSH
CHIEF FINANCIAL OFFICER
(301) 430-2544

Old Line Bancshares, Inc.’s Board of Directors Appoints Jeffrey A. Rivest as Director

Bowie, MD.  September 27, 2012, Old Line Bancshares, Inc.’s (NASDAQ Capital Market: OLBK) Board of Directors announced the appointment of Jeffrey A. Rivest to the Board.  “We are extremely proud to welcome Mr. Rivest to our team of board members,” stated Craig Clark, Old Line Bancshares, Inc.’s Chairman of the Board.  Mr. Rivest joined the Board effective September 26, 2012, and is expected to serve on the Asset and Liability Committee and the Governance/Nominating Committee.

Mr. Rivest serves as President and Chief Executive Officer of the University of Maryland Medical Center (UMMC), located in Baltimore, Maryland.  He is a senior health care executive who has played a key role in the growth and success of several top academic medical centers over the past 25 years.  UMMC employs 7,800 and has over 1,100 attending physicians on staff.  The University of Maryland Medical Center cares for more than 40,000 patient admissions each year from Maryland and beyond.   “Jeff’s appointment to the Board will be significant in providing statewide exposure as Old Line Bank continues to move forward with its strategic objective of becoming the premier community bank in the state of Maryland,” stated James W. Cornelsen, President and Chief Executive Officer.  “Jeff brings a wealth of knowledge to our Board and we welcome his contributions,” added Mr. Cornelsen.

Mr. Rivest led the University of Maryland Medical Center through an aggressive expansion strategy, increasing volumes, expanding market share and producing consistently strong financial results.  Under his leadership, UMMC has elevated its national profile and received numerous prestigious awards.  During Mr. Rivest’s tenure, UMMC has been ranked in nine specialties in the annual U.S. News and World Report’s list of top hospitals.  Prior to joining UMMC, Mr. Rivest held key leadership roles at Children’s Hospital of Philadelphia, Johns Hopkins Hospital, Johns Hopkins School of Medicine and Georgetown University Hospital.  He holds a Bachelor of Science degree in biological sciences from the University of Maryland and a Master’s degree in financial management and health care administration from George Washington University.  He is a fellow of the American College of Health Care Executives.  He currently serves on numerous boards including the United Way of Central Maryland, the Maryland Medicine Comprehensive Insurance Program and the University Health System Consortium.

“It is an honor to join the Board of such a successful organization.  I look forward to working with a superb management team and Board of Directors to continue their tradition of service to many local communities in the State of Maryland,” stated Mr. Rivest.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C.  Old Line Bank has 19 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George’s and St. Mary’s.  It also targets customers throughout the greater Washington, D.C. metropolitan area.